Exhibit 99.11

The Crawford Group, Inc.

600 Corporate Park Drive

St. Louis, Mo. 63015 U.S.A.

May 3, 2018

GS Car Rental HK Limited

GS Car Rental HK Parallel Limited

Level 28, Three Pacific Place

1 Queen’s Road East

Hong Kong

Attention: Marielle Stijger and Yvanna Essomba

Fax: +852 2978 0440

Email: Richard.zhu@gs.com

Re:	First Offer Notice

Dear Sir / Madam

We refer to the First Offer Notice given by GS Car Rental HK Limited and GS Car Rental HK Parallel Limited (together, the GS Sellers) dated April 25, 2018 (the First Offer Notice) and the Third Amended and Restated Investors’ Rights Agreement relating to the shares in eHi Car Services Limited (the Company) dated December 11, 2013 by and among (among other parties thereto) The Crawford Group, Inc. (Crawford), Ctrip Investment Holding Limited (Ctrip) and the GS Sellers (the IRA).

This Notice is a First ROFO Acceptance Notice and is given by Crawford to the GS Sellers pursuant to Section 3.7(b) of the IRA and paragraph 4 of the First Offer Notice.

Capitalized terms not otherwise defined in this Notice shall have the meanings given to them in the First Offer Notice and the IRA.

1.	ROFO Shares Being Sold and First Offer Price Per ROFO Share

Pursuant to and in accordance with Section 3.7(b) of the IRA, Crawford hereby exercises its right to purchase all 9,081,665 of the ROFO Shares at the First Offer Price of US$7.25 per ROFO Share, on the terms set out in the First Offer Notice (the ROFO Transaction).

2.	Other Terms and Conditions

2.1.	As contemplated by paragraph 3a. of the First Offer Notice, Crawford agrees to implement the ROFO Transaction indirectly, by way of the sale and purchase of all of the shares of the GS Sellers or their Affiliates, such that (a) Crawford will have the sole control over the voting and investment power with respect of the ROFO Shares, and (b) there is no automatic conversion of the ROFO Shares into Class A Common Shares pursuant to the terms of the Company’s Ninth Amended and Restated Articles of Association (the A&R Articles).

2.2.	In addition, and subject to the terms of the First Offer Notice, it is Crawford’s understanding (as confirmed in discussions between representatives of the GS Sellers and Crawford) that:

(a)

in the event that Ctrip also exercises its rights under Section 3.7(b) of the IRA and delivers to the GS Sellers a valid First ROFO Acceptance Notice in respect of the First Offer Notice in accordance with Section 3.7(b) of the IRA, and indicates therein a preference for an indirect sale of the ROFO Shares, before the completion of the ROFO Transaction the GS Sellers will ensure that necessary transfers of ROFO Shares to one or more Affiliates (as defined in the A&R Articles) of the GS Sellers (the ROFO GS Affiliates) are undertaken in accordance with the requirements of the IRA and A&R Articles, such that Crawford and Ctrip will respectively purchase GS Sellers and/or any ROFO GS Affiliates that respectively own Crawford’s Pro Rata Share of the ROFO Shares (as defined below) and Ctrip’s Pro Rata Share of the ROFO Shares (as defined below);

(b)	definitive documentation to implement the ROFO Transaction will include representations and warranties from the relevant selling entities that the only assets and liabilities of the GS Seller(s) or their Affiliate(s) purchased by Crawford pursuant to the ROFO Transaction will be Crawford’s Pro Rata Share of the ROFO Shares;

(c)	the GS Seller(s) are incorporated in Hong Kong but are each considered as a Société à responsabilité limitée, and are tax residents in the Duchy of Luxembourg;

(d)	the GS Seller(s)’ Affiliate(s) to be purchased by Crawford will likely be incorporated and tax resident in the Duchy of Luxembourg; and

(e)	in the event that Ctrip also exercises its rights under Section 3.7(b) of the IRA in respect of the ROFO Shares, the respective pro rata shares of the ROFO Shares to be assigned pursuant to Section 3.7(b) of the IRA to each of Ctrip and Crawford for purchase (the pro rata shares to be assigned to Crawford being Crawford’s Pro Rata Share of the ROFO Shares and the pro rata shares to be assigned to Ctrip being Ctrip’s Pro Rata Share of the ROFO Shares) shall be determined by reference to the relative direct shareholdings in the Company of Ctrip and Crawford as at the date of the First Offer Notice.

2.3.	Sections 14.1 and 14.2 of the IRA shall apply to this Notice.

3.	Contact Details

For any questions or enquiries relating to this Notice, please contact Rick A. Short by phone (on +1 314 512 2183) or email (Rick.A.Short@ehi.com).

[Remainder of this page intentionally left blank.]

Very truly yours,

The Crawford Group, Inc.

By:	/s/ Rick A. Short
	Name:	Rick A. Short
	Title:	Vice President and Treasurer